Exhibit 99.1

News

NYSE:BWS
For Immediate Release
Contact: Beth Fagan, VP
Public Affairs 314-854-4093; 314-368-3164(c)

Brown Shoe Reports July Retail Sales for Famous Footwear and Naturalizer;
Updates 2nd Quarter Guidance

            ST. LOUIS, MISSOURI, August 5, 2004-Brown Shoe Company, Inc. (NYSE:BWS) today announced July retail sales at Famous Footwear, the company's chain of 915 family footwear stores, were $86,100,000 for the four-week period ended July 31, 2004 compared to $85,100,000 for the same period last year (ended August 2, 2003). Same-store sales for July decreased 2.0 percent.

            Famous Footwear's second quarter sales (for the 13 weeks ended July 31, 2004) were $269,800,000 compared to $268,900,000 for the same period last year. Same-store sales for the second quarter were down 2.5 percent. Year-to-date sales for Famous Footwear for the 26-week period increased 2.2 percent to $541,900,000 from $530,000,000, and were flat on a same-store basis.

            Retail sales at Brown Shoe's Naturalizer retail division, a 380-store chain selling the Naturalizer brand of women's footwear in the U.S. and Canada, were $13,600,000 for the month, compared to $13,200,000 last July. Same-store sales for July decreased 0.6 percent.

            Second quarter sales for Naturalizer were $48,300,000 compared to $49,700,000 for the same period last year. Same-store sales for the second quarter decreased 3.9 percent. For the first 26 weeks of fiscal 2004 Naturalizer stores' sales were $93,600,000 compared to $92,500,000 and were down 1.0 percent on a same-store basis.

Updates Previous Guidance

            At this point, the company believes that its second quarter earnings per share will likely fall short of its previously estimated diluted earnings per share range of $0.45 - $0.50 due to lower than anticipated same-store sales and a shortfall in wholesale shipments. Brown Shoe is scheduled to report its second quarter earnings on August 18, before the market opens.

            "Our retail business results in June and July were below expectations," said Brown Shoe Chairman and CEO Ron Fromm. "On the wholesale front, as we previously reported,

our children's and Bass businesses have been below plan. In addition, at month-end we were unable to fully ship product orders due to a shortage of available trucks in the central Midwest and rail/trucking delays at West Coast ports."

MONTH AND YEAR-TO-DATE SALES (millions)

	FY 2004 (7/31/04)	FY 2003 (8/02/03)	Percent Change	Store-for-Store Percent Change	Stores Open 7/31/04 vs 8/2/03
July -Famous Footwear	$ 86.1	$ 85.1	1.2	(2.0)	915	909
2nd Q -Famous Footwear	269.8	268.9	0.3	(2.5)
Y-T-D -Famous Footwear	541.9	530.0	2.2	0.0

July -Naturalizer	13.6	13.2	3.0	(0.6)	380	386
2nd Q - Naturalizer	48.3	49.7	(2.8)	(3.9)
Y-T-D -Naturalizer	93.6	92.5	1.2	(1.0)

Other Highlights for the Month:

  Famous Footwear opened 23 new stores in the following markets: Stockton, CA; Orlando, FL; Gainesville, GA; Ottumwa, IA; Peru, IL; Chelmsford, MA; Bemidji, MN; Grand Island, NE; Manahawkin, NJ; Turnerville, NJ; Wayne, NJ; Hicksville, NY; Mansfield, OH; Albany, OR; Beaverton, OR; Lebanon, PA; Wilkes-Barre, PA; Houston(2), TX, Mansfield, TX, Sherman, TX; LaCrosse, WI and Milwaukee, WI.
  Naturalizer Retail opened 2 outlet stores in the following markets: Bluffton, SC and Myrtle Beach, FL
Brown Shoe will report its second quarter earnings results before the market opens on Wednesday, August 18, and hold a conference call to discuss these results at 9:00 a.m. Eastern Daylight Time. While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at www.fulldisclosure.com.. At the website, type in the BWS ticker symbol to locate the broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates nearly 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Superman, Supergirl, Looney Tunes and AstroBoy character footwear for children. Brown Shoe press releases are available on the Company's web site at www.brownshoe.com.